Exhibit 99.1
LeMaitre Vascular Announces Appointment of Michael Thomas to its Board of Directors

BURLINGTON, Mass., November 11, 2013 (GLOBE NEWSWIRE) -- LeMaitre Vascular, Inc. (Nasdaq: LMAT), a provider of peripheral vascular devices and implants, announced today changes in the composition of its Board of Directors.

The Board has appointed Michael H. Thomas to its board of directors. Mr. Thomas takes the place of William N. Thorndike, Jr., who has resigned from LeMaitre Vascular's Board. LeMaitre Vascular's Board is composed of seven members, four of whom are independent.

"Most recently having served as CEO of Bionostics, Inc., a manufacturer of products for original equipment manufacturers for critical care/point-of-care and diabetes diagnostics test systems, Michael brings 30 years of experience in the healthcare industry to our Board," said George W. LeMaitre, Chairman and CEO. "As we prepare to welcome Michael, I would also like to thank Will for his many years of service on the Board both as a representative of Housatonic Partners and in an individual capacity."

About LeMaitre Vascular

LeMaitre Vascular is a provider of devices and implants for the treatment of peripheral vascular disease, a condition that affects more than 20 million people worldwide. The Company develops, manufactures and markets disposable and implantable vascular devices to address the needs of its core customer, the vascular surgeon. The Company's diversified product portfolio consists of brand name devices used in arteries and veins outside of the heart. Additional information can be found at http://www.lemaitre.com.

LeMaitre is the registered trademark of LeMaitre Vascular, Inc.

CONTACT: LeMaitre Vascular, Inc.

Mary Nielson

+1-781-425-1659

mnielson@lemaitre.com

http://www.lemaitre.com